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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                       -----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                March 11, 1997
        ----------------------------------------------------------------
                 Date of Report (Date of earlier event reported)




                            360 COMMUNICATIONS COMPANY
          -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



       Delaware               1 - 14108                   47-0649117
----------------------   -------------------   --------------------------------
(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)



                  8725 W. Higgins Road, Chicago, Illinois 60631
         ---------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)




                                 (773) 399-2500
            ---------------------------------------------------------
              (Registrant's telephone number, including area code)






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Item 5.  Other Events.

          On March 11, 1997, 360 Communications Company (the "Company") issued a press release announcing the Company's expectations regarding the impact of increased customer growth, the introduction of the Company's simplified cellular service pricing plans and losses attributable to cellular fraud on the operating results of the Company for the first quarter of 1997. A copy of the press release is attached hereto as Exhibit 1.


Item 7.  Financial Statements and Exhibits.

          (c) Exhibits.

          Exhibit 1: Press Release issued by 360 Communications Company on March 11, 1997 announcing the Company's expectations regarding the impact of increased customer growth, the introduction of the Company's simplified cellular service pricing plans and losses attributable to cellular fraud on the operating results of the Company for the first quarter of 1997.

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                                    SIGNATURE


       Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         360  Communications Company


                         By: /s/ Rachel B. Ferber
                             Rachel B. Ferber
                             Vice President and Assistant General Counsel




Date:  March 11, 1997




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                                  EXHIBIT INDEX




   Exhibit
     No.                              Description of Exhibits
  ---------                        ----------------------------

      1 Press Release issued by 360 Communications Company on March 11, 1997 announcing the Company's expectations regarding the impact of increased customer growth, the introduction of the Company's simplified cellular service pricing plans and losses attributable to cellular fraud on the operating results of the Company for the first quarter of 1997.



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360 Communications....8725 W. Higgins Road....Chicago, Illinois
60631..(773)399-2000


MEDIA:
                                                           FOR IMMEDIATE RELEASE
Sal Cinquegrani
(773) 399-2783 (office)
(847) 727-3601 (cellular)

ANALYSTS:
Dave Gould
(773) 399-2284 (office)
(312) 805-0042 (cellular)


360 EXPECTS RECORD CUSTOMER GROWTH, SIMPLIFIED PRICING AND CELLULAR FRAUD WILL IMPACT FIRST QUARTER EARNINGS


          (Chicago), March 11, 1997 -- 360 Communications Company (NYSE:XO) today announced that its customer growth in the first quarter of 1997 is expected to substantially exceed its customer gain of 94,000 during the first quarter of 1996.
          360 is attributing its strong first quarter customer growth to its successful new brand launch; continued promotional activity; and the introduction of simplified pricing plans. As part of the company's simplification effort, its new roaming rate plans, which were implemented earlier this year, are expected to reduce operating revenues by approximately $4 million to $5 million in the first quarter of 1997.
          As previously announced, the company incurred cellular fraud losses primarily in December 1996 that were $6 million higher than its historical cellular fraud level of 1 percent of service revenues. Although the company's cellular fraud activity has declined each month since, it is expected to average approximately $3 million per month, above historical costs, in the first quarter of 1997.
          "360 is experiencing robust customer growth and, as a result of that growth, our first quarter results will be affected by higher acquisition costs," said Dennis E. Foster, president and chief executive officer of 360
Communications. "With respect to cellular fraud, we have been very aggressive and have implemented several measures to stem our cellular fraud losses, and those losses are declining."
          360 plans to announce its first quarter 1997 results on April 15 The company's full management team will meet with more than 100 analysts and investors during a previously scheduled meeting today in New York.
          Chicago-based 360 Communications provides wireless voice and data services to more than 2.1 million customers in more than 100 markets in 16 states. The company also offers residential long distance and paging services.

                                       ###

NOTE TO INVESTORS/ANALYSTS: The company has established a call-in number (800.621-9420) from its meeting in New York to provide investors an opportunity to hear Dennis Foster's comments beginning at approximately 10 a.m. eastern time. Mr. Foster's comments will be taped and available on a replay basis (402.220.3014) beginning at approximately 2 p.m., eastern time.

To obtain financial information or copies of quarterly earnings and other recent news releases issued by the company, please call toll-free 1.888.360.INFO (1.888.360.4636), 24 hours a day, seven days a week. 360 Communications' news releases are also available through PR Newswire and can be accessed by calling
1.800. 578.7888, #111849.


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